Exhibit 99.1
Penwest
PENWEST REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS
DANBURY, CT, April 27, 2006 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced its financial results for the first quarter ended March 31, 2006.
Total revenues for the first quarter of 2006 were $965,000, compared with $982,000 for the first quarter of 2005. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of Pfizer Inc.’s 30 mg generic version of Procardia XL®.
Net loss for the first quarter of 2006 was $6.3 million, or $0.28 per share, compared with a net loss of $8.9 million, or $0.41 per share, in the first quarter of 2005.
Jennifer L. Good, President and Chief Operating Officer of Penwest, said, “In the first quarter, we continued to make progress in advancing products under development in our pipeline. We look forward to an FDA action letter on Endo Pharmaceuticals’ NDA for oxymorphone ER, which we continue to expect in June 2006, and the subsequent launch of this important pain product by our partner, Endo, if approval is received. In addition, we remain focused on building a product portfolio aimed at disorders of the nervous system, both internally and through licensing opportunities, while selectively developing products outside this therapeutic focus.”
In the first quarter of 2006, the Company adopted FASB Statement No. 123(R) entitled “Share-Based Payment.” As a result, incremental compensation expense of $1.1 million, substantially all related to stock options, was recorded in the first quarter of 2006. Of such amount, $628,000 and $433,000 were recorded to selling, general and administrative expense, and research and product development expense, respectively.
Selling, general and administrative expenses for the first quarter of 2006 were $3.5 million, compared with $5.3 million in the first quarter of 2005. The decrease primarily reflects a one-time charge of approximately $3.0 million recorded by the Company in the first quarter of 2005 in connection with the agreement it entered into with its former Chairman and Chief Executive Officer upon his resignation in February 2005. The decrease was partially offset by the stock-based compensation charge noted above, and by increased market research expenses.
Research and product development expenses (R&D) in the first quarter of 2006 were $4.3 million, compared with $5.1 million in the first quarter of 2005. The decrease of $721,000 primarily reflects the Company’s decision in the second quarter of 2005 to discontinue development of PW2101, which accounted for a significant level of R&D spending in the first quarter of 2005. This decrease was partially offset by the stock-based compensation charge noted above, increased spending on several other products in development, an increase in R&D staff levels, and increased professional fees primarily related to product portfolio development activities.

Penwest Pharmaceuticals
At March 31, 2006, Penwest had $57.7 million in cash, cash equivalents and marketable securities, compared with $55.3 million as of December 31, 2005. During the first quarter of 2006, $6.7 million in cash was generated from the exercise of stock options.
Conference Call and Webcast
Ms. Good and Alan Joslyn, Ph.D., Senior Vice President of Research and Development, will hold a conference call today at 11:00 am EDT to discuss the Company’s operations and financial results for the first quarter of 2006, as well as the financial outlook. The dial-in numbers for the call are: Domestic (800) 895-3606; International (785) 424-1065. The conference ID is “Penwest.” The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at http://www.penwest.com.
Penwest Pharmaceuticals
Penwest develops pharmaceutical products based on innovative proprietary drug delivery technologies. We are focusing our development efforts principally on products that address disorders of the nervous system. The foundation of our technology platform is TIMERx®, an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. We have also developed two additional oral drug delivery systems, Geminex® and SyncroDose™. Geminex is a dual release rate drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the digestive tract.
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo Pharmaceuticals to, among other things, sell products for which the Company receives royalties; regulatory risks relating to drugs in development such as, torsemide ER, nalbuphine ER, and venlafaxine ER, including the timing and outcome of regulatory action; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or the regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Risk Factors in Penwest’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

Penwest Pharmaceuticals

Contacts:	Investors:	Media:
	Diane D’Alessandro	Caroline Gentile/Jim Fingeroth
	(203) 796-3706	Kekst and Company
	(877) 736-9378	(212) 521-4800
(Table Follows)

Penwest Pharmaceuticals
Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Three Months Ended
	March 31
	2006	2005
Revenues:
Royalties & licensing fees	$931	$982
Product sales	34	—

Total revenues	965	982
Cost of revenues	22	8

Gross profit	943	974

Operating Expenses:
Selling, general and administrative	3,463	5,292
Research and product development	4,344	5,065

Total operating expenses	7,807	10,357

Loss from operations	(6,864)	(9,383)
Investment income	561	436

Net loss	$(6,303)	$(8,947)

Basic and diluted net loss per common share	$(0.28)	$(0.41)

Weighted average shares of common stock outstanding	22,246	21,656

Other Information

	March 31, 2006	December 31, 2005
Cash, cash equivalents and marketable securities	$57,703	$55,294